Exhibit 5

EMERSON ELECTRIC CO.

8000 W. FLORISSANT

P.O. BOX 4100

ST. LOUIS, MO. 63136-8506

JOHN A. SPERINO

VICE PRESIDENT

AND ASSISTANT SECRETARY

(314) 553-1026

March 12, 2025

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136-8506

Ladies and Gentlemen:

I am Vice President and Assistant Secretary of Emerson Electric Co. (the “Company”), and in such capacity I am familiar with the preparation of the registration statement on Form S-8 (as amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement is being filed on  the date of this letter with the Commission by the Company related to the registration under the Securities Act, of up to 1,102,162 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”), issuable pursuant to certain outstanding and unvested awards of restricted stock units and performance stock units and other rights to acquire Common Stock (collectively, the “AZPN Awards”) granted under the Aspen Technology, Inc. 2022 Omnibus Incentive Plan (the “AZPN Plan”). The AZPN Awards were assumed by the Company in connection with the consummation of the merger of Aspen Technology, Inc., a Delaware corporation, with and into Emersub CXV, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, on January 26, 2025. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purpose of the opinion expressed herein. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the shares of Common Stock have been duly authorized and, when the shares of Common Stock have been issued (and the required consideration received therefor) in accordance with the AZPN Plan, the award agreements evidencing the AZPN Awards and the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

This opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity. The foregoing opinion is based on and limited to the laws of the State of Missouri and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the use of the foregoing opinion as Exhibit 5 of the Registration Statement filed with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John A. Sperino

John A. Sperino

Vice President and Assistant Secretary